Exhibit 99.2
ITEM 7 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     In this management’s discussion and analysis, unless otherwise specified, all monetary amounts are in thousands of United States dollars, all references to “$”, “U.S.$”, “U.S. dollars” and “dollars” mean U.S. dollars and all references to “C$”, “Canadian dollars” and “CDN$” mean Canadian dollars. To the extent that such monetary amounts are derived from our consolidated financial statements attached to this management’s discussion and analysis, they have been translated into U.S. dollars in accordance with our accounting policies as described therein. Unless otherwise indicated, other Canadian dollar monetary amounts have been translated into United States dollars at the December 31, 2007 noon buying rate reported by the Federal Reserve Bank of New York, being U.S. $1.00 = C$0.9881
     This management’s discussion and analysis should be read in conjunction with our attached consolidated financial statements, including the related notes. Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Some of the information detailed in this management’s discussion and analysis contain forward-looking statements that involve substantial risks and uncertainties, such as statements of our plans, expectations and intentions. Our actual results could differ materially from those discussed in the forward-looking statements. See “Forward-Looking Statements” included elsewhere in this management’s discussion and analysis and “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended September 30, 2007 and in our annual report on Form 10-K for the year ended December 31, 2006, both of which are filed on and accessible through SEDAR at www.sedar.com and EDGAR at www.edgar-online.com.
Overview & Current Developments
     We develop, manufacture and commercialize innovative medical products that fight infection and inflammation based on our noble metal nanocrystalline technology. Our patented technology enables us to convert silver’s microcrystalline structure into an atomically disordered nanocrystalline coating. We believe that this conversion can enhance silver’s natural antimicrobial properties and that currently marketed products with our SILCRYST™ coatings meet important patient needs. In addition, our nanocrystalline silver has exhibited potent anti-inflammatory properties in preclinical studies. We produce our nanocrystalline silver as a coating for wound care products under the trademark SILCRYST™ and as a powder, which we refer to as NPI 32101, for use in medical devices and as an active pharmaceutical ingredient.
     We developed and sold advanced wound care products with our SILCRYST™ coating under the Acticoat™ trademark until May 2001 when we entered into a series of agreements with Smith & Nephew plc (“Smith & Nephew”), a global medical device company. Under these original agreements, we licensed to Smith & Nephew the exclusive right to market, distribute and sell products with our SILCRYST™ coatings for use on non-minor skin wounds and burns on humans world-wide, and agreed to manufacture these products and supply them exclusively to Smith & Nephew. We also sold various assets to Smith & Nephew in connection with the license and supply agreements, including the Acticoat™ trade name and trademark, various regulatory approvals and certain manufacturing equipment, which we lease back. Advanced wound care products with our SILCRYST™ coatings have received FDA clearance and approval of other regulators and are now sold by Smith & Nephew in over 30 countries around the world, including the United States, under its Acticoat™ trademark. We work with Smith & Nephew to develop new Acticoat™ wound care products with our SILCRYST™ coating. Smith & Nephew’s recently launched Acticoat™ Post-Op and Acticoat™ Site products resulted from these efforts, increasing the number of wound care products with our SILCRYST™ coating currently sold by Smith & Nephew to a total of six.
     On September 30, 2007, we entered into amended license and supply agreements with Smith & Nephew that were restructured to better enable the parties to work jointly and individually to support both the continued growth of Acticoat™ products and our respective businesses in the context of increasing competitive pressures. Pursuant to the amended agreements, a non-compete clause in the original agreements was deleted to allow Smith & Nephew to broaden its wound care dressings product line to include other forms of silver. In exchange, Smith & Nephew’s exclusive license was limited in the new agreements to existing Acticoat™ products and such new wound care or burn products that the parties agree to develop together using our nanocrystalline silver technology. As well, under the new agreements, we may develop our own wound care and burn products using our nanocrystalline silver technology provided that we offer such products to Smith & Nephew first. If Smith & Nephew declines to adopt and market the new products, we are then free to pursue the commercialization of the products in any manner we choose.
     Effective January 1, 2007, under the new supply agreement, the method by which we determine the price we charge for the products we manufacture and supply to Smith & Nephew has been changed from a fully allocated cost of manufacturing reimbursement mechanism to a system whereby we recover a fixed overhead charge plus all direct costs incurred in manufacturing Acticoat™ products, including direct material, direct labor, labeling, testing and packaging. In addition, as part of the new pricing mechanism, we agreed to pay Smith & Nephew an annual manufacturing cost rebate in the amount of $4.5 million in each of 2007, 2008 and 2009 in anticipation of annual reductions we intend to achieve in our cost of goods manufactured for Smith & Nephew over the same time period. We recognize the manufacturing cost rebate as a reduction to wound care product revenue. We made adjustments to our manufacturing and research operations in 2007 to conserve cash and control expenses including reductions in our workforce of approximately 12% of our total employees. Through these workforce reductions together with the implementation of manufacturing production efficiencies and overhead cost reduction initiatives, we achieved actual reductions in our overhead costs in 2007 sufficient to partially offset the manufacturing cost rebate we paid to Smith & Nephew in 2007.
     Our results of operations currently depend solely on Acticoat™ product sales generated by Smith & Nephew under our revised agreements. The Acticoat™ product line competes in the advanced wound care products market, which according to Frost & Sullivan, a market research firm, was an approximately $1.5 billion global market in 2005 and is projected to grow to approximately $2.6 billion by 2011. The Acticoat™ product line targets the premium-priced segments of the serious wound care dressings market. Acticoat™ products are used for a wide variety of wound types by hospitals, clinics, burn centers, doctors’ offices, home healthcare agencies and nursing homes.
     Since the execution of the new agreements, Smith & Nephew has introduced three new wound care products with other forms of silver (Algisite Ag, Allevyn Ag and Biostep Ag). We believe that some of these new silver based wound care products will serve to simply compliment the existing Acticoat™ products marketed by Smith & Nephew without impacting sales of Acticoat™ products while others may be viewed by the advanced wound care market as alternatives to certain Acticoat™ products, thereby potentially adversely affecting Acticoat™ product sales and ultimately our operating revenues in the foreseeable future.
     Outside of our Smith & Nephew agreements, we are continuing our efforts to extend our nanocrystalline silver technology to develop pharmaceutical products and other medical devices to combat infection and inflammation. We are conducting preclinical research for the use of NPI 32101 for the treatment of gastrointestinal conditions and we are exploring commercialization avenues for a topical barrier cream containing NPI 32101.
     Our Board of Directors was pleased to announce that Mr. Thomas E. Gardner was appointed Chairman of the Board, President and Chief Executive Officer. Mr. Gardner is an experienced CEO with a track record of creating shareholder value. We determined that Mr. Gardner’s experience in managing emerging healthcare technology companies would benefit NUCRYST in the development and commercialization of our pipeline medical products. A director of NUCRYST since May 2007, Mr. Gardner specializes in the strategic positioning of companies with particular emphasis on pharmaceuticals, medical devices and healthcare information. Prior to his current assignments, Mr. Gardner was CEO of a number of public and private companies including: Songbird Hearing, Datamonitor, Base Ten Systems and Access Health. From 1970 to 1995, Mr. Gardner held senior marketing and general management positions at Procter & Gamble, Johnson & Johnson, Simon & Schuster and IMS Health.
     We are a majority owned subsidiary of The Westaim Corporation (“Westaim”), a Canadian company incorporated in Alberta and the shares of which are listed on the Toronto Stock Exchange. Westaim owns approximately 75% of our outstanding common stock as of the date of filing of this annual report. Prior to our initial public offering, all of our external financing was provided by Westaim and we relied upon Westaim for the ongoing financial support necessary to operate our business. We are now entirely reliant on third parties for financing necessary to satisfy any future need we may have for cash in excess of that which is generated by Smith & Nephew sales of Acticoat™ products. We do not have any lines of credit or other financing arrangements in place with banks or other financial institutions. We will likely require additional external financing in the future and there can be no assurance that we will be able to obtain additional financing as and when required.
Revenue Recognition
     We currently do not have any products being sold in the marketplace other than Acticoat™ wound care products being sold by Smith & Nephew. Consequently, our results of operations depend solely on Acticoat™ product sales generated by Smith & Nephew under our amended agreements with Smith & Nephew. The amount of our revenues in general and royalty revenues in particular, is determined primarily by the level of sales of Acticoat™ products achieved by Smith & Nephew. We believe that the demand for Acticoat™ products with our SILCRYST™ coatings licensed to Smith & Nephew is and will be driven by demographic factors, including population aging, the incidence of medical conditions such as diabetes and obesity; by the displacement of traditional wound care products that we believe are clinically less effective than products using our SILCRYST™ coatings; by the introduction of Acticoat™ products using our SILCRYST™ coatings to new countries and for new applications; and by the degree to which Smith & Nephew is successful in selling and marketing these products in view of increasing competition from other silver-based wound care products, including any such products that Smith & Nephew may now introduce pursuant to its new freedom to do so under our amended agreements. On February 7 2008, Smith & Nephew reported its annual 2007 results for wound care. Smith & Nephew reported Acticoat™ sales growth of 7% in the year ended December 31, 2007 as compared to the year ended December 31, 2006 and 9% for the year ended December 31, 2006 as compared to the year ended December 31, 2005. However, we believe that market conditions in the advanced would care market, including the silver dressing segment, have become more competitive due in part to increased competition and customer cost containment efforts. We are uncertain as to whether or the extent to which this increased competition or Smith & Nephew’s new ability to introduce other silver-based serious wound care products will have a negative impact on Acticoat™ product sales growth and our revenues in the near future, as it will depend on future events, including Smith & Nephew’s response to market conditions. Any termination of or significant disruptions in our agreements or relationship with Smith & Nephew, or a significant reduction in sales of Acticoat™ products, would likely have a material adverse effect on our business and results of operations.
     Our revenues under our amended license and supply agreements with Smith & Nephew consist of manufacturing cost reimbursements on a fixed price basis, royalties, payments upon the achievement of specified milestones and reimbursement of a portion of the costs we incur in connection with the development of and improvement to SILCRYST™ coated products covered by the agreements. Smith & Nephew previously reimbursed us for our fully allocated costs of manufacturing the products we sell to them, including both direct and indirect costs. Under the new supply agreement, effective January 1, 2007, the price we char for the Acticoat™ products we manufacture and supply to Smith & Nephew has been amended to recovery of a fixed overhead charge plus all direct costs incurred in manufacturing Acticoat™ products, including direct material, direct labor, labeling, testing and packaging. This pricing mechanism will be used to establish the unit prices that we will charge for each Acticoat™ product we supply to Smith & Nephew until the end of 2009. Unit prices will be set at the beginning of each year based on Smith & Nephew’s product forecast and may only be increased, with Smith & Nephew’s agreement, for any actual cost increases we incur that are outside our reasonable control and which increases are capped at the amount by which the local level of inflation has increased. The overhead component of the unit pricing mechanism has been fixed at a minimum floor amount equal to all indirect costs we incur in 2007 related to the manufacture of Acticoat™ products, including administration, labor, rent, insurance, utilities, repairs and quality control. This fixed floor amount is payable by Smith & Nephew in each of 2007, 2008 and 2009 regardless of the actual volume of Acticoat™ products ordered by Smith & Nephew and regardless of any actual overhead cost savings we achieve in those years. The new agreements provide for a reconciliation process such that if we have not received sufficient orders to cover the fixed overhead charge by a certain date each year, we are entitled to immediately invoice Smith & Nephew for the difference. On the other hand, if we have received orders in excess of that which is required to cover the fixed overhead charge by certain dates, Smith & Nephew is entitled to immediately invoice us for the difference. In any event, actual overhead will be reconciled at December 31 of each year.

     As part of the new pricing mechanism, we agreed to pay Smith & Nephew an annual manufacturing cost rebate in the amount of $4.5 million in each of 2007, 2008 and 2009 in anticipation of annual reductions we intend to achieve in our cost of goods manufactured for Smith & Nephew over the same time period. We recognize the manufacturing cost rebate as a reduction to wound care product revenue. We achieved actual reductions in our overhead costs in 2007 and expect to maintain these reductions and achieve further reductions through 2009. We expect the cost reductions will substantially and possibly even completely offset the impact of the manufacturing cost rebate on our wound care product revenues received from Smith & Nephew. In addition, if we are able to achieve cost savings such that our actual total cost of goods manufactured for Smith & Nephew in any of the three years is less than 18% of net sales of Acticoat™ products, we have agreed to reimburse Smith & Nephew 70% of the amount by which our total cost of goods manufactured differs from the eighteen percent of net sales. In 2010, the revised agreements contemplate that we will determine a new cost recovery structure that takes into account actual cost savings we achieve in the previous three years.
     Our manufacturing costs are recorded both as expense and revenue items on the consolidated statement of operations to the extent they are directly reimbursable by Smith & Nephew. Reductions in overhead costs will be reflected as a reduction of expense and may benefit our gross margin upon shipment to Smith & Nephew. In addition, although we are required to fund the up-front costs of capital expenditures to acquire equipment used to manufacture Acticoat™ products, we are entitled under our agreements to recoup those costs over time through reimbursement for depreciation expense. At the end of the third quarter of 2005, based on Smith & Nephew’s demand forecasts, we began construction of an expansion of our Fort Saskatchewan facility with an estimated cost of approximately $5.7 million. As of December 31, 2007, this expansion was substantially complete. We expect the expansion to be operational in the first quarter of 2008. Under the previous agreements, we would not have been entitled to begin recouping these costs over time from Smith & Nephew through reimbursement for depreciation expense until we began using the equipment to produce Acticoat™ products. At the current rate of Acticoat™ product sales growth, we did not anticipate needing the new manufacturing capacity as early as we had previously expected when we undertook the expansion and possibly not for the foreseeable future, such that we did not expect to be in a position to begin recovering depreciation expense from Smith & Nephew for some time. However, under the new amended agreements, commencing January 1, 2008, we will be entitled to include partial depreciation of the new production facility and equipment in the cost of goods sold to Smith & Nephew. Once we begin using the equipment to produce Acticoat™ products, inclusion of full depreciation in the cost of goods sold to Smith & Nephew will commence (subject to any proportionate use we make of the equipment for our own purposes).
     The royalty rates under the new agreements have been maintained except for the elimination of a supplemental royalty that was payable to us only if certain gross profit margins were achieve on sales of Acticoat™ products over a specified threshold. We record our royalty revenues upon the sale of our products by Smith & Nephew to its customers. Our royalty revenue varies in proportion to increases or decreases in Smith & Nephew’s sales of its Acticoat™ products. In that regard, Smith & Nephew has authority to unilaterally determine the selling price for its Acticoat™ products. Moreover, although Smith & Nephew has agreed to use reasonable commercial efforts to market Acticoat™ products, Smith & Nephew is not required to purchase any significant amount of product from us. In May 2004, in accordance with the agreements, the contractual royalty rate increased and from that date has remained and, under the terms of the agreements, is to remain constant for the life of the agreements, subject only to: (i) the possibility of a negotiated arbitrator-awarded reduction in royalty rates on sales in countries where patent protection has been lost and a competing product is being sold that would have infringed our patent rights had they been in effect; (ii) the possibility of a negotiated reduction in royalty rates on sales of a particular Acticoat™ product where Smith & Nephew does not realize industry standard gross profit margins on sales of such products; or (iii) a reduced royalty rate in respect of sales of Acticoat™ products in certain countries, including the United States, upon the expiration of patent rights to our SILCRYST™ coating in such country. Upon the expiration of certain patents beginning in 2014, we may be required to implement royalty reductions in respect of certain products in certain countries in which the patents have expired. It is also possible that, from time to time, certain products may fall within category (ii) above on a temporary basis and, while we are not obligated to agree to royalty reductions in those circumstances, we may choose to do so if we determine it is appropriate under the circumstances.

     We also receive milestone payments upon Smith & Nephew’s achievement of specified sales levels of Acticoat™ products and upon the achievement of regulatory events specified in our agreements with Smith & Nephew. The achievement of both of these events is out of our control and, therefore, it is uncertain as to whether or when we will earn future milestone payments. The new agreements amended the criteria for the achievement of the next milestone such that we immediately earned a milestone payment of $5.0 million during the quarter ended September 30, 2007. We earned an additional $5.0 million milestone in the fourth quarter of 2007. The achievement criteria for the remaining milestone payments remain unchanged under the new agreements. The maximum amount of milestone payments that we may receive under the Smith & Nephew agreements, including the $29.0 million of milestone payments we have already received, is $56.5 million. The timing and receipt of a milestone payment affects the comparability of period-to-period results and may have a material effect on financial results. Smith & Nephew previously reimbursed us for all costs and expenses incurred in connection with approved research and development activities for the development of new products and improvements to existing products covered by our agreements with Smith & Nephew. Under the new agreements, we will now cover our own internal development costs incurred in the joint development of new products with Smith & Nephew up to a maximum amount per year equivalent to 1.5% of Smith & Nephew’s net sales of Acticoat™ products in the year. Thereafter, Smith & Nephew will be required to once again reimburse us for all costs and expenses we incur in the joint development of new products with Smith & Nephew in the year. During the year ended December 31, 2007, no reimbursement for research and development costs was received from Smith & Nephew. All payments under our agreements with Smith & Nephew are made to us in U.S. dollars. In calculating sales levels for milestone payments, and for other purposes under the agreements, sales by Smith & Nephew in currencies other than the U.S. dollar are converted to the U.S. dollar based on the average exchange rate for the prior quarter.
     We currently purchase most of our raw materials from single suppliers. The loss of any of these suppliers could result in a disruption in our production while we arrange for a replacement supplier. To reduce this risk, we maintain sufficient inventory levels to continue production for approximately six months.
The exclusive right we granted to Smith & Nephew to market, distribute or sell existing Acticoat™ products with our SILCRYST™ coatings in the field of serious wounds and burns does not apply to other types of products that we may develop for use outside of the field using our technology, including, among other things, the products we are developing using NPI 32101 or our SILCRYST™ coating, except that, to the extent that any new products using our nanocrystalline silver have commercial value in the field of serious wounds and burns, we have agreed, as discussed above, to offer the new products to Smith & Nephew for use in the field. If Smith & Nephew declines the new products, we are then free to commercialize the products in any manner we choose in any field.
New Product Development
     We bear all costs relating to our research and development activities for our prospective products outside of our agreements with Smith & Nephew.
     In the future, to expand our product line, we may consider acquisitions of intellectual property or companies engaged in the development or production of drugs or devices. Any acquisitions may require that we obtain additional financing.
Pharmaceutical Products
     We are developing pharmaceutical products using NPI 32101 to extend our nanocrystalline silver technology to the treatment of infectious and inflammatory conditions. We are currently focusing our research and development efforts on conducting preclinical work for pharmaceutical applications of our nanocrystalline technology.
Medical Devices
     We have developed a topical cream formulation containing our NPI 32101 which has been shown in clinical studies to be stable and cosmetically-acceptable. In vitro testing has also shown the cream formulation to have broad spectrum antimicrobial activity. We announced on July 19, 2007 that the FDA granted 510(k) clearance for a prescription topical device containing our NPI 32101, as a broad-spectrum antimicrobial barrier cream to organisms including Pseudomonas aeruginosa, Staphyloccocus aureus, including strains resistant to methicillin—or MRSA. Gaining FDA clearance is a first step toward marketing our proprietary technology in this new formulation. We are actively exploring commercialization options and, as part of this process, market plans and timing for this product will be determined. We expect that the market potential for this potential new product will be largely determined by the distribution channel decisions we are currently in the process of evaluating.
     We have recently filed another 510(k) submission to the FDA to expand the claims and indications for our barrier cream. We have applied for a claim that NPI 32101 cream relieves the signs and symptoms of dermatoses. If our application is cleared by the FDA, we believe it will broaden this potential new product’s market potential.
Results of Operations

		Year Ended
	December 31
	2007	2006	2005
		(in thousands)
Wound Care Product Revenue	$24,592	$24,369	$18,636
Manufacturing Cost Rebate	(4,500)	—	—

Net Product Related Revenue	$20,092	$24,369	$18,636
Milestone Revenue	10,000	—	5,000

Total Revenue	$30,092	$24,369	$23,636
Manufacturing Costs	14,477	16,053	10,015

Gross Margin Excluding Milestone Revenue	$5,615	$8,316	$8,621
Gross Margin Percent Excluding Milestone Revenue	27.9%	34.1%	46.3%

(1)	Certain milestone revenue may relate in part to sales activity in prior periods.

(2)	Gross margin excluding milestone revenue is equal to wound care product revenue minus manufacturing costs. Gross margin percent excluding milestone revenue is equal to gross margin excluding milestone revenue divided by wound care product revenue.
Year Ended December 31, 2007 and December 31, 2006
     Revenue. Total revenue which consists of wound care product revenue (less the manufacturing cost rebate) and milestone revenue for the year ended December 31, 2007 was $30.1 million compared to $24.4 million for the year ended December 31, 2006. The increase of $5.7 million is attributable primarily to $10.0 million in milestone payments that were earned from Smith & Nephew. The impact of these milestones were partially offset by the combined impact of the new manufacturing cost rebate we agreed to pay Smith & Nephew in 2007 under the revised supply agreement; and the impact of an increase in wound care product revenue experienced in the year as compared to the same period in 2006. Under the revised supply agreement, we are to pay Smith & Nephew an annual $4.5 million manufacturing cost rebate in 2007, 2008 and 2009 in anticipation of annual reductions we intend to achieve in our cost of goods manufactured for Smith & Nephew over the same time frame. Wound care product revenue which consists of royalty revenues and manufacturing cost reimbursements from Smith & Nephew increased by approximately $0.2 million to $24.6 million for the year ended December 31, 2007 compared to $24.4 million for the year ended December 31, 2006 due to increased product orders received from and shipped to Smith & Nephew and increased royalty revenue received from Smith & Nephew.
     Manufacturing Costs. Manufacturing costs for the year ended December 31, 2007 were $14.5 million compared to $16.1 million for the year ended December 31, 2006. The decrease of $1.6 million is primarily attributable to the combined effect of manufacturing cost savings realized in the period through the implementation of efficiencies in our manufacturing process, together with the effect of the shipment to Smith & Nephew in 2007 of products out of our finished goods inventory that were produced in 2006 at a lower cost per unit than products produced in 2007. At the end of 2007, we had finished goods inventory of $0.2 million as compared to $2.8 million at December 31, 2006. During 2007, we recognized significant cost reductions in our manufacturing process and overhead structure to partially offset the $4.5 million manufacturing cost rebate paid to Smith & Nephew in 2007. These cost reductions were achieved primarily through lower headcount, manufacturing process improvements and leased space consolidations. We expect to continue to manage our manufacturing costs to achieve further reductions in 2008. In 2007, excess silver raw material inventory was sold for a gain of $0.3 million which has been reflected as a reduction in our manufacturing costs.
     Gross Margin. Gross margin excluding milestone revenue for the year ended December 31, 2007 was $5.3 million or 26.2% compared to $8.3 million or 34.1% for the year ended December 31, 2006. The decrease of $2.7 million or 32.5% is attributable primarily to a $4.5 million manufacturing cost rebate that was recognized in 2007 as a reduction to wound care product revenue. No such cost rebate amount was recognized in the year ended December 31, 2006. The effect of the manufacturing cost rebate on gross margin was only partially offset by manufacturing cost reductions realized in the period and the shipment of finished goods out of our inventory at the beginning of 2007 which had a lower cost per unit than goods subsequently produced and shipped to Smith & Nephew in 2007. Pursuant to our revised agreements with Smith & Nephew, we have agreed to pay a $4.5 million manufacturing cost rebate in each of 2008 and 2009. We expect the manufacturing cost rebate to continue to affect our gross margin in 2008 and 2009 to the extent that we are unable to realize and maintain manufacturing cost overhead reductions sufficient to offset the rebate in each of 2008 and 2009. In 2007, gross margin was increased by $0.3 million resulting from the sale of excess raw material silver inventory.
     We recognize manufacturing revenue when we ship our products to Smith & Nephew and recognize royalty income when Smith & Nephew sells our products to its customers. Consequently, our gross margin percent may vary from period to period due to differences in timing of when we ship our products to Smith & Nephew and when Smith & Nephew sells our products to its customers. In the year ended December 31, 2007, we manufactured lower volumes of Acticoat™ products as compared to the year ended December 31, 2006, due in part to the completion of Smith & Nephew’s program to increase world-wide inventory levels in 2006. Smith & Nephew did not build further inventory levels in 2007. Lower production volumes in 2007 were also due to the fact that we ended 2006 with $2.8 million of finished goods inventory which we used to satisfy product orders received from Smith & Nephew in 2007.
     Research and Development Costs. Research and development costs for the year ended December 31, 2007 were $6.3 million compared to $11.2 million for the year ended December 31, 2006. The decrease of $4.9 million from 2007 to 2006 is due in part to the fact that in the third quarter of 2006 we completed the only clinical study we had underway, our Phase 2 dermatological clinical study, and no new clinical studies were initiated in 2007. The decrease is also partly due to the reductions we made to our research operations and staff in 2007 to conserve cash and control expenses.
     General and Administrative Costs. General and administrative costs for the year ended December 31, 2007 were $9.1 million compared to $6.7 million for the year ended December 31, 2006. The increase of $2.4 million is attributable primarily to stock option compensation expense recognized in the year, severance costs relating to the resignation of our former Chief Executive Officer on August 22, 2007, consulting services relating to business development, placement fees for our new Chief Executive Officer and design services for the consolidation of our leased manufacturing facility in Fort Saskatchewan, Alberta.
     Income Taxes. Income taxes are recognized for future income tax consequences attributed to estimated differences between the financial statement carrying values of existing assets and liabilities and their respective income tax bases. We have net operating loss carry forward for income tax purposes of approximately $35.0 million at December 31, 2007 compared to $32.3 million at December 31, 2006 and unclaimed scientific research and experimental development expenditures of approximately $8.6 million at December 31, 2007 compared to $5.7 million at December 31, 2006 that can be used to offset taxable income, if any, in future periods. We also have accumulated capital losses of approximately $2.1 million at December 31, 2007 compared to $1.8 million at December 31, 2006 as well as research and development tax credits of approximately $4.6 million at December 31, 2007 compared to $3.4 million at December 31,

2006. Recognized losses and credits have been fully offset by a valuation allowance. The net operating losses and research and development tax credits will expire at various times starting in 2028.
     In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income, and there can be no assurance when or if this will occur. Management will continue to provide a full valuation allowance until it determines that it is more likely than not the deferred tax assets will be realized.
     Our tax pools are subject to review and potential disallowance, in whole or in part, by the Canada Revenue Agency (“CRA”) in Canada and the Internal Revenue Service (“IRS”) in the United States upon audit of our federal income tax returns, and we cannot predict the results of any such review. In 2005, the CRA commenced an examination of our Canadian income tax returns for 2001 and 2002, and in December, 2007, we received correspondence from the CRA proposing certain transfer pricing adjustments with respect to income allocations between our Canadian and U.S. entities for those years. These proposed adjustments, if processed, will not result in any cash tax liability. Although the CRA has not commenced any transfer pricing review for taxation years beyond 2002, the proposed adjustments, based on the CRA’s primary position, are expected to be extended to subsequent taxation years. We are currently evaluating the CRA’s proposal and awaiting reports from the CRA which should provide greater details of the basis of their proposed adjustments. Following receipt of these reports, we will be better able to make an informed assessment of the CRA’s position. Any reassessments to be issued by the CRA, on an aggregate basis, could result in a material effect on our consolidated financial statements, although at this time, the potential impact cannot be reasonably estimated. We have provided notification to the IRS of our intention to seek competent authority assistance with respect to the 2001 and 2002 taxation years.
     We adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. FIN 48 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties.
     The implementation of the provisions of FIN 48 did not have a material impact on our financial position or results of operations, and did not result in any adjustment to our beginning tax positions. As at January 1, 2007, we did not have any unrecognized tax benefits. During the year ended December 31, 2007, changes in the amount of our unrecognized tax benefits related to tax positions of prior years. The additions were offset by reductions, resulting in no unrecognized tax benefits at the end of the year. Although we believe in the merit of our tax filing positions and intend to rigorously defend our transfer pricing policies, it is reasonably possible that the amount of unrecognized tax benefits could significantly increase or decrease within the next twelve months. As this time, an estimate of the range of reasonably possible outcomes cannot be made. Any increase or decrease in the unrecognized tax benefits will not likely have a significant impact on our effective tax rate due to the existence of the valuation allowance. Future changes in our assessment of the sustainability of tax filing positions may impact our income tax liability.
     The amount of net operating loss carryovers, or NOLs, which may be used by us for U.S. federal income tax purposes in any future year could be limited by Section 382 of the Internal Revenue Code of 1986, as amended. In general, Section 382 would limit our ability to use NOLs for U.S. federal income tax purposes in the event of certain changes, either directly or indirectly, in ownership of our Company, including as a result of sales of our common shares by Westaim, future offerings of common shares by us, and changes in ownership of Westaim. If such limitations were triggered as a result of future shifts in ownership of us, the use of our NOLs for U.S. federal income tax purposes would be limited. Any limitation of our use of NOLs could (depending on the extent of such limitation and the amount of NOLs previously used) result in us retaining less cash after payment of U.S. federal income taxes during any year in which we have taxable income (rather than losses) than we would be entitled to retain if such NOLs were available as an offset against such income for U.S. federal income tax reporting purposes.
     For alternative minimum tax purposes in the United States, NOLs can be used to offset no more than 90 percent of alternative minimum taxable income, or AMTI. Thus, to the extent our NOLs are used to offset regular taxable income, if any, alternative income tax will still be required to be paid on 10 percent of AMTI at the alternative minimum tax rate of 20 percent.
     As noted elsewhere, we expect to incur losses on a quarterly and annual basis for the foreseeable future. Accordingly, we cannot predict when or if we will generate taxable income and whether and to what extent we will be able to use our NOLs to offset any such taxable income.
Year Ended December 31, 2006 and December 31, 2005
     Revenue. Total revenue for the year ended December 31, 2006 was $24.4 million compared to $23.6 million for the year ended December 31, 2005. Wound care product revenue which consists of royalty revenues and manufacturing cost reimbursements from Smith & Nephew increased approximately 30.8% to $24.4 million for 2006 compared to $18.6 million for 2005 due entirely to increased orders from Smith & Nephew to support Acticoat™ product sales growth and Smith & Nephew’s decision to increase worldwide inventory levels of Acticoat™ products. No milestone payment was earned in the year ended December 31, 2006 and one $5.0 million milestone payment was earned in 2005. Our revenue in 2006 was reduced by an adjustment of $0.8 million of manufacturing cost reimbursements that were determined to be non-reimbursable.
     Manufacturing Costs. Manufacturing costs for the year ended December 31, 2006 were $16.1 million compared to $10.0 million for the year ended December 31, 2005. The increase of $6.1 million, or 60.3%, is attributable primarily to higher production volumes of Acticoat™ wound care products driven by increased orders from Smith & Nephew to support its Acticoat™ worldwide inventory levels and to support its Acticoat™ sales growth. In addition, the weakening of the U.S. dollar against the Canadian dollar contributed to the increase in manufacturing costs.
     Gross Margin. Gross margin excluding milestone revenue for the year ended December 31, 2006 was $8.3 million or 34.1% compared to $8.6 million or 46.3% for the year ended December 31, 2005. We recognize manufacturing revenue when we ship product to Smith & Nephew and recognize royalty income when Smith & Nephew sells our products to its customers. Consequently, our gross margin percent may vary from period to period due to differences in timing of when we ship product to Smith & Nephew and when Smith & Nephew sells product to its customers. In the year ended December 31, 2006, we shipped substantially higher volumes of Acticoat™ products to Smith & Nephew as compared to the year ended December 31, 2005, and for which the related royalties were not earned. This was due, in part, to Smith & Nephew’s program to increase world-wide inventory levels in 2006. We do not earn royalties on products shipped to Smith & Nephew and held in inventory until Smith & Nephew sells our products to customers. Therefore, our gross margin percent for the year ended December 31, 2006 was lower compared to the percent for the year ended December 31, 2005.
     Research and Development Costs. Research and development costs for the year ended December 31, 2006 were $11.2 million compared to $8.5 million for the year ended December 31, 2005. The increase of $2.7 million from 2005 to 2006 is attributable to the Phase 2 dermatological clinical study that was undertaken in 2005 and completed in the third quarter of 2006.
     General and Administrative Costs. General and administrative costs for the year ended December 31, 2006 were $6.7 million compared to $3.9 million for the year ended December 31, 2005. The increase of $2.8 million is attributable primarily to the administrative costs associated with being a publicly-traded company, including directors’ fees and expenses and higher legal and compliance costs.

     Interest Expense. Interest expense was $0.3 million for the year ended December 31, 2006 compared to $3.5 million for the year ended December 31, 2005. Interest expense decreased because we had no debt owing to Westaim after the conversion of the remaining debt of $39.6 million to 3.96 million common shares on January 27, 2006.
Liquidity and Capital Resources
     On December 29, 2005, we completed our initial public offering of 4.5 million common shares for gross proceeds of $45.0 million. We used $6.9 million of net proceeds to partially repay debt owed to Westaim and retained the remaining net proceeds of $35.0 million to fund our operations. From our inception through the closing of our initial public offering, we financed our operations through various financing arrangements with Westaim. Because Westaim no longer provides us with any additional financing or other financial support, we are now required to obtain any necessary financing from third parties. We currently have no third party debt or lines of credit or other financing arrangements in place with banks or other financial institutions, but we may enter into a line of credit or other financing arrangement in the future. There can be no assurance that we will be able to obtain additional financing as and when required, which would have a material adverse effect on our business.
     We were indebted to Westaim for a term loan in the amount of $39.6 million, which bore interest at a rate of 10% per annum. On January 27, 2006, this debt was converted to 3.96 million common shares at $10.00 per share. As a result, as at December 31, 2007, we owe no debt to Westaim and Westaim owns approximately 75.0% of our common shares.
     At the end of the third quarter of 2005, we began construction of an expansion of our Fort Saskatchewan production facility with an estimated cost of approximately $5.7 million. We have substantially completed the expansion as of December 31, 2007 and expect the equipment to be operational during the first quarter of 2008. We also intend to continue pharmaceutical product development and expect to have increased working capital requirements to the extent we are successful in increasing our revenues. In addition, we do not expect at this time to have capital expenditures for pharmaceutical development capital equipment in 2008. At December 31, 2007, we had cash and cash equivalents of $17.8 million, as compared to $18.9 million at December 31, 2006 and $35.9 million at December 31, 2005. All cash and cash equivalents are held in the form of treasury bills.
     Cash (used in) provided from operations amounted to $(2.7) million for the year ended December 31, 2007, $(12.6) million for the year ended December 31, 2006 and $(2.1) million for the year ended December 31, 2005. Cash from operations included the receipt of a $5.0 million milestone revenue in the third quarter of 2007 and an additional $5.0 million earned at December 31, 2007 reflected in accounts receivable at December 31, 2007, $nil in 2006 and $5.0 million in 2005. Cash (used in) provided from operations is primarily impacted by operating results and changes in working capital, particularly the timing of the collection of receivables from Smith & Nephew, inventory levels and the timing of payments to suppliers. Finished goods inventory was reduced by $2.5 million as compared to December 31, 2006 due to orders placed by Smith & Nephew late in 2006 and which shipped in 2007 as part of their 2006 worldwide inventory build. In 2007, excess silver raw material inventory was sold for proceeds of $0.8 million which is reflected in accounts receivable with a corresponding reduction in the cost of inventory of $0.5 million.
     Cash used in investing activities amounted to $2.0 million for the year ended December 31, 2007, $4.6 million for the year ended December 31, 2006 and $3.9 million for the year ended December 31, 2005. In each of these years, the most significant use of cash was for capital expenditures, which were $1.9 million for the year ended December 31, 2007, $5.0 million for the year ended December 31, 2006 and $3.8 million for the year ended December 31, 2005. The increase in capital spending in the year ended December 31, 2006, compared to the year ended December 31, 2005, was due to a major production expansion at our manufacturing facility in Fort Saskatchewan, Alberta, which was completed in the first half of 2005. During 2006, we spent approximately $1.0 million on the design of a production facility to manufacture our active pharmaceutical ingredient, NPI 32101, that meets Good Manufacturing Practices at our Fort Saskatchewan manufacturing plant. Subsequent to our second Phase 2 clinical trial results, we determined that a facility to manufacture NPI 32101, was not warranted at the time and decided not to proceed with the construction. The design costs of $1.0 million were written off in 2006 and recorded as a write down of capital assets in our consolidated statement of operations. During 2007, we determined that approximately $1.2 million of capital equipment was obsolete. The costs were written off in 2007 and recorded as a write down of capital assets in our consolidated statement of operations. In the third quarter of 2007, we substantially completed the plant expansion begun in 2006. We expect the expansion to be operational in the first quarter of 2008. No short-term securities were purchased in 2007 whereas the most significant use of cash in 2006 was for the purchase of short-term investments in the amount of $22.2 million offset by maturity of short-term investments of $22.7 million. No purchases or maturities of investments occurred in any other period prior to December 31, 2006.
     Cash provided from (used in) financing activities amounted to $0.8 million for the year ended December 31, 2007, $0.3 million for the year ended December 31, 2006 and $41 million for the year ended December 31, 2005. Cash provided from (used in) financing activities resulted from proceeds from issuance of common shares as a result of exercises of stock options and from our initial public offering as well as funds paid to and received from Westaim. We had no proceeds from the issuance of common shares nor from the exercises of stock options for the year ended December 31, 2007 as compared to $0.3 million for the year ended December 31, 2006. Net proceeds from our initial public offering in 2005 after fees and expenses, amounted to $41.9 million. Payment of $0.8 million was received from Westaim for the year ended December 31, 2007 as compensation for our agreement to surrender a portion of the space we leased from Westaim to facilitate the sale of their Fort Saskatchewan, Alberta buildings in which we are a tenant. No such payments were received in any previous year. With no further debt owed to Westaim after the January 26, 2006 conversion to common shares of the $39.6 balance owed to Westaim, there were no payments or amounts owing to Westaim for the years ended December 31, 2007 and 2006. For the year ended December 31, 2005, net advances from Westaim amounted to $1.7 million.
     We expect to continue to make investments in our product pipeline and to prepare for regulatory approval and commercial launch of new products. Consequently, we expect to incur losses on a quarterly and annual basis for the foreseeable future as we continue to develop and commercialize existing and future products. We also expect to incur increased general and administrative expenses in the future, due in part to the legal, accounting, insurance and other expenses that we will incur as a result of being a public company, and expenses relating to filing, prosecution, defense and enforcements of patent and intellectual property rights.
     We expect that our available cash resources and the revenue from our agreements with Smith & Nephew, will be sufficient to support our current and expected operations, our product development initiatives, including additional pharmaceutical development capital equipment, for at least the next 18 months. However, we will likely be required to obtain additional financing within the next 18 months or afterwards if our cash resources are insufficient to satisfy our liquidity requirements or if we decide to pursue new product development initiatives collaborations, acquisitions or strategies. The adequacy of our available funds to meet future operating and capital requirements will depend on many factors, including sales performance of Smith & Nephew’s Acticoat™ products, the number, breadth and prospects of our discovery and development programs, the costs and timing of obtaining regulatory approvals for any of our product candidates and the occurrence of unexpected developments. We may seek to raise additional financing through the sale of equity, equity-related or debt securities or loans. The sale of additional equity or equity-related securities may result in additional dilution to our shareholders. Debt financing will expose us to risks of leverage, including the risk that we may be unable to pay the principal of and interest on our indebtedness when due, and that we may be required to pledge our assets as collateral for any debt financing that we obtain. Moreover, additional financing may not be available at times, in amounts or on terms acceptable to us or at all, particularly because we have granted a first priority security interest in certain critical patents and other intellectual property to Smith & Nephew. If we are unable to obtain additional financing as and when required, we may be forced to reduce the scope of, or delay or eliminate, some or all of our planned research, development and commercialization activities and we may also be required to reduce the scale of our operations, any of which could have a material adverse effect on our business.
Contractual Commitments and Obligations at December 31, 2007
     The table below reports commitments and obligations that have been recorded on our consolidated balance sheet as of December 31, 2007. Certain other obligations and commitments, while not required under generally accepted accounting principles (“GAAP”) to be included in the consolidated balance sheets, may have a material impact on liquidity. These items, all of which have been entered into in the ordinary course of business, are also included in the table below in order to present a more complete picture of our financial position and liquidity.

	Cash Payments Due by Period
	Less than			More than
	1 year	1-3 years	3-5 years	5 years	Total
			(in millions)
Consolidated Obligations and Commitments as of December 31, 2007:
Facilities operating leases:
Third Parties	$1.0	$1.4	$1.2	$1.5	$5.1

Contractual Obligations:
Third Parties(1)	—	9.1	—	—	$9.1

Purchase Obligations:
Capital	—	—	—	—	—
Operations	0.9	—	—	—	0.9

Total obligations and commitments	$1.9	$10.5	$1.2	$1.5	$15.1

(1)	This commitment relates primarily to our obligation, under our supply agreement to pay Smith & Nephew a manufacturing cost rebate in the amount of $4.5 million in 2008 and 2009.
Related Party Transactions
     We obtain certain corporate and administrative services from Westaim and we paid rent and operating expenses on our manufacturing facility in Fort Saskatchewan, Alberta to Westaim until Westaim sold the buildings on May 8, 2007. Our leases were assigned to the purchaser of such facility. The total cost of the services, rent and operating expenses paid to Westaim was $1.3 million for the year ended December 31, 2007, $2.6 million for the year ended December 31, 2006 and $2.1 million in 2005. We have historically reimbursed Westaim for the cost of providing (or, in certain cases, for the cost of paying a third party to provide) certain corporate and administrative services to us. These services have included insurance and risk management, cash management, legal, human resources, payroll processing, environmental health and safety, tax and accounting and intellectual property services. These costs have been reflected in our consolidated financial statements. Westaim continues to supply certain services to us pursuant to a services agreement which provides that we reimburse Westaim for the fully allocated costs of providing (or for the cost of paying a third party to provide) those services. During 2007, our internal staff began to perform many of the services previously provided by Westaim. At December 31, 2007, we continue to receive insurance and risk management services and tax and accounting services from Westaim.
     With limited exceptions, we do not maintain any insurance policies in our own name. Instead, Westaim provides insurance coverage to us under its policies, which cover Westaim and other entities it controls, and we expect to have this coverage until the termination of the services agreement or that portion of it relating to the provision of insurance to us by Westaim or until such time as Westaim owns less than 50% of our common shares. We reimburse Westaim for the costs of that coverage under the arrangements described earlier in this paragraph. In the event we are no longer covered by Westaim’s insurance policies, we would have to obtain our own insurance policies, which could result in increased costs or reduced insurance coverage.

Off-Balance Sheet Commitments as of December 31, 2007
     As of December 31, 2007, our future minimum commitments and contractual obligations included two facilities operating leases. These items are not required to be recorded on our balance sheet under GAAP. They are disclosed in the table presented above and described more fully in the following paragraphs in order to provide a more complete picture of our financial position and liquidity as of December 31, 2007. Our Fort Saskatchewan, Alberta facility was originally rented from Westaim under two separate leases covering a total of 82,223 square feet of space until May 8, 2007 when Westaim sold the buildings and assigned the leases to the purchaser. As part of that transaction, Westaim paid us $0.8 million as compensation for entering into agreements to amend the leases and our surrender of portions of the leased premises on or before September 30, 2008. On June 30, 2007, we entered into a lease surrender agreement with the purchaser pursuant to which we surrendered a portion of the leased premises and adjusted our rent and operating costs accordingly. On September 30, 2007, we entered into a second lease surrender agreement with the purchaser pursuant to which we surrendered the final portion of the leased premises we had agreed to surrender and adjusted our rent and operating costs accordingly. After two lease surrenders, the total space now covered under our leases assigned to the purchaser is 69,589 square feet. Our future minimum commitments under the Fort Saskatchewan, Alberta lease are approximately $0.6 million for each of the twelve-month periods commencing from January 1, 2007 to the expiry of the lease.
     Our Wakefield, Massachusetts offices and laboratory facility are leased from a third party. The lease term began on July 27, 2001 and will expire on July 30, 2009. There are options to extend for two terms of five years each. Our future minimum commitments under the Wakefield, Massachusetts lease are $0.4 million for 2008 and $0.3 million for 2009 and are included in the table presented above.
     In the normal course of operations, we may provide indemnifications that are contractual terms to counterparties in transactions such as purchase and sale agreements, service agreements, director / officer contracts and leasing transactions. These indemnification agreements may require us to compensate the counterparties for costs incurred as a result of various events, such as litigation claims of statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The terms of the indemnification agreements will vary based upon the agreement, the nature of which prevents us from making a reasonable estimate of the maximum potential amount that we could be required to pay counterparties. Historically, we have not made any payments under such indemnifications and no amounts have been accrued in the consolidated financial statements with respect to these indemnification guarantees. In addition, we have entered into indemnification agreements with our officers and directors.
Critical Accounting Policies and Significant Judgments and Estimates
     Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as at the date of the consolidated financial statements as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate estimates and judgments, including those related to revenue recognition, inventory valuation, and useful lives of capital and intangible assets. Estimates are based on historical experience and on various other factors that are believed to be appropriate under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources and the methodology is consistent with prior years. Actual results may differ from these estimates under different assumptions or conditions.
Revenue Recognition
     We recognize revenue from the sale of products based upon our licensing and supply agreements with Smith & Nephew in accordance with GAAP. The agreements provide for payment to us of manufacturing costs on a fixed price basis, and partial reimbursement of new product development costs, and for royalties and milestone payments. We recognize chargeable manufacturing costs as revenue upon shipment of product from our manufacturing facility. We record our royalty revenues upon the sale of products by Smith & Nephew to its customers. Up to September 30, 2007, we were also eligible to earn additional royalties when specified gross margin thresholds have been achieved by Smith & Nephew. Additional royalties are recognized by us in the period of sale by Smith & Nephew to its customers. After September 30, 2007, with the revision to the license and development agreement, we agreed to delete the obligation of

Smith & Nephew to pay additional royalties. Milestone payments are recognized as revenue when Smith & Nephew achieves the agreed sales levels or receives the agreed regulatory approvals.
     Revenue also includes reimbursement for costs and expenses we incur above a certain threshold in connection with the development of new products and improvements to products covered by our agreements with Smith & Nephew. Our employees may perform work for Smith & Nephew to develop new products and the revenue from such work is recognized in the period the work is performed.
Research and Development Costs
     The cost of materials and equipment that are acquired or constructed for a particular research and development project and that have no alternative future uses (in other research and development projects or otherwise) are expensed as research and development costs at the time the costs are incurred. Research and development expenditures, which include the cost of materials consumed in research and development activities, salaries, wages and other costs of personnel engaged in research and development, costs of services performed by others for research and development on behalf of us, depreciation on equipment used for research and development and indirect costs are expensed as research and development costs when incurred. We have made, and continue to make, substantial investments in research and development activities to expand our product portfolio and grow our business.
Income Taxes
     We use the assets and liability method of accounting for income taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that, in the opinion of management, is more likely than not to be realized. The effect of changes in tax rates is recognized in the year in which the rate change occurs. Changes to these interpretations could have a material effect on income tax provisions in future periods.
Intangible Assets
     Our definite life intangible assets consist of the prosecution and applications costs of patents and trademarks and are amortized on a straight-line basis over their estimated useful lives to a maximum of 10 years. The cost of maintaining patents and trademarks are expensed as incurred. We assess the carrying value of definite life intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Any impairment in the carrying value is charged to expense in the period that impairment has been determined.
Translation of Foreign Currencies
     Our functional currency is the Canadian dollar. The functional currency of our wholly owned subsidiary, NUCRYST Pharmaceuticals, Inc., is the United States dollar. The balance sheet accounts of the subsidiary are translated into Canadian dollars at the period end exchange rate, while income, expense and cash flows are translated at the average exchange rate for the period. Translation gains or losses related to net assets of such operations are shown as a component of accumulated other comprehensive loss in shareholders’ equity. Gains and losses resulting from foreign currency transactions, which are transaction denominated in a currency other than our functional currency, are included in the consolidated statement of operations. We use the U.S. dollar as our reporting currency to be consistent with other companies in our industry peer group. The Canadian functional currency consolidated financial statements are translated to the U.S. dollar reporting currency using the current rate method of translation.
     The table on the following page summarizes the foreign exchange rates used in the preparation of our consolidated financial statements using period end and period average noon buying rates reported by the U.S. Federal Reserve Bank of New York as stated as the number of Canadian dollars to one U.S. dollar. High and low noon buying rates are also included.

Year Ended December 31,	Period End Rate	Period Average Rate	High Rate	Low Rate

2005	1.1656	1.2115	1.2703	1.1507
2006	1.1652	1.1340	1.1726	1.0989
2007	0.9881	1.0742	1.1852	0.9168

Monthly 2007
January	1.1792	1.1763	1.1824	1.1647
February	1.1700	1.1710	1.1852	1.1586
March	1.1530	1.1682	1.1810	1.1530
April	1.1068	1.1350	1.1583	1.1068
May	1.0701	1.0951	1.1136	1.0701
June	1.0634	1.0651	1.0727	1.0579
July	1.0656	1.0502	1.0689	1.0372
August	1.0560	1.0578	1.0754	1.0497
September	0.9959	1.0252	1.0546	0.9959
October	0.9496	0.9751	1.0002	0.9496
November	1.0007	0.9661	1.0007	0.9168
December	0.9881	1.0021	1.0216	0.9784
     Stock Based Compensation
     On January 1, 2006, we adopted SFAS 123(R), “Share-Based Payment” (“SFAS 123(R)”), which requires that all share-based payments to directors and employees, including grants of stock options, be recognized in the consolidated financial statements based on their fair values.
     We adopted SFAS 123(R) using the modified prospective transition method, which required the application of the accounting standard as of January 1, 2006, the first day of our fiscal year 2006. Our consolidated financial statements as of and for the year ended December 31, 2007 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, our consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for the year ended December 31, 2007 was $1,121 which consisted of stock-based compensation expense of $973 related to director and employee stock options and $148 related to RSUs and SARs, with a corresponding increase to additional paid-in-capital, or APIC, of $714 and share capital of $92. In addition, stock based compensation of $73 was recognized related to restricted share units awarded to the independent directors.
     SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our consolidated statement of operations. Prior to the adoption of SFAS 123(R), we accounted for stock-based awards to employees and directors using the intrinsic value method as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense had been recognized in our consolidated statements of operations, because the exercise price of our stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant.
     SFAS 123(R) requires that liability classified awards such as SARs be revalued to estimated fair value at each reporting date using an option-pricing model. Prior to the adoption of SFAS 123(R), we valued SARs at the amount by which the market value exceeded the exercise price at each measurement date. As a result of implementing SFAS 123(R) on January 1, 2006, we increased our SAR liability from $90 to $97, with the increase recorded as a cumulative effect of a change in accounting principle in the condensed consolidated statement of operations.
     We continue to use the Black-Scholes option-pricing model for valuation of share-based payment awards which was previously used for our pro forma information required under SFAS 123. Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, our expected common share price volatility over the term of the awards, and actual and projected employee share option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Although the fair value of employee stock options is determined in accordance with SFAS 123(R) and SAB 107 using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer / willing seller market transaction.
Recently Adopted Accounting Pronouncements
FIN 48
In June 2006, the FASB issued FIN 48, an interpretation of FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Corporation recognize the impact of a tax position in the financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 were effective beginning January 1, 2007 and are incorporated into the December 31, 2007 consolidated financial statements. (Note 11)
Recently Pending Accounting Pronouncements
SFAS 157
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Corporation is currently evaluating the impact of SFAS 157 and it is not expected to have a material impact on its consolidated financial statements.
SFAS 159
In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 allows entities the option to measure eligible financial instruments at fair value as of specified dates. Such election, which may be applied on an instrument by instrument basis, is typically irrevocable once elected. SFAS 159 is effective for fiscal years beginning after November 15, 2007, and early application is allowed under certain circumstances. The Corporation is currently evaluating the impact of SFAS 159 and it is not expected to have a material impact on its consolidated financial position.
EITF 07-1
In September 2007, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 07-1 “Collaborative Arrangements” (“EITF 07-1”). EITF 07-1 addresses the accounting for arrangements in which two companies work together to achieve a commercial objective, without forming a separate legal entity. The nature and purpose of a company’s collaborative arrangements are required to be disclosed, along with the accounting policies applied and the classification and amounts for significant financial activities related to the arrangements. EITF 07-1 is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact EITF 07-1 will have on its results of operations and financial position.
EITF 07-3
In June 2007, the EITF issued EITF Issue No. 07-3, “Accounting for Non Refundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities” (“EITF 07-3”). EITF 07-3 requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and capitalized and recognized as an expense as the goods are delivered or the related services are performed. EITF 07-3 is effective for fiscal years beginning after December 15, 2007 and will be adopted in the first quarter of 2008 and is not expected to have a material impact on the Corporation’s financial position or results of operations.